As filed with the Securities and Exchange Commission on May 15, 2003
Registration No.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

ASK JEEVES, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	94-3334199 (I.R.S. Employer Identification No.)

5858 Horton Street, Suite 350
Emeryville, California 94608
(Address, Including Zip Code, of Principal Executive Offices)

Ask Jeeves, Inc. 1999 Equity Incentive Plan, as amended
Ask Jeeves, Inc. 1999 Employee Stock Purchase Plan, as amended
(Full Title of the Plan(s))

A. George (Skip) Battle
Chief Executive Officer
Ask Jeeves, Inc.
5858 Horton Street, Suite 350
Emeryville, California 94608
(510) 985-7400
(Name, Address and Telephone Number, Including Area Code, of Agent For Service)

COPY TO:

Karen K. Dreyfus, Esq.
O’Melveny & Myers LLP
990 Marsh Road
Menlo Park, California 94025-1949
(650) 473-2600

CALCULATION OF REGISTRATION FEE

					Proposed
Title Of	Amount		Proposed		Maximum	Amount Of
Securities	To Be		Maximum Offering		Aggregate	Registration
To Be Registered	Registered		Price Per Share		Offering Price	Fee

Common Stock, $.001	3,000,000	(1)(2)	$9.435	(3)	$28,305,000 (3)	$2,289.87	(3)
par value, issuable	shares
under the 1999 Equity Incentive Plan, as amended
Common Stock, $.001	400,000	(1)(2)	$9.435	(3)	$3,774,000 (3)	$305.32	(3)
par value, issuable	shares
under the 1999 Employee Stock Purchase Plan, as amended
Totals	3,400,000	(1)(2)	$9.435	(3)	$32,079,000 (3)	$2,595.19	(3)
	shares

(1)	This Registration Statement covers, in addition to the number of shares of Common Stock stated above, options and other rights to purchase or acquire the shares of Common Stock covered by this Registration Statement and pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”). This Registration Statement also covers an additional indeterminate number of shares of Common Stock, options and rights that may be offered or issued pursuant to the Ask Jeeves, Inc. 1999 Equity Incentive Plan, as amended, and the Ask Jeeves, Inc. 1999 Employee Stock Purchase Plan, as amended, as a result of one or more adjustments under such plans to prevent dilution resulting from one or more stock splits, stock dividends or similar transactions.

(2)	Each share is accompanied by a Preferred Stock Purchase Right pursuant to the Rights Agreement, dated as of April 26, 2001, between Ask Jeeves, Inc. (the “Company”) and Fleet National Bank, N.A., as Rights Agent.

(3)	Pursuant to Rule 457(h), the maximum offering price, per share and in the aggregate, and the registration fee were calculated based upon the average of the high and low prices of the Common Stock on May 8, 2003, as reported on the Nasdaq National Market System.

The Exhibit Index for this Registration Statement is at page 6.

PART I

INFORMATION REQUIRED IN THE
SECTION 10(a) PROSPECTUS

     The document(s) containing the information specified in Part I of Form S-8 (plan information and registrant information) will be sent or given to employees as specified by Securities Act Rule 428(b)(1). Such documents need not be filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Securities Act Rule 424. These documents, which include the statement of availability required by Item 2 of Form S-8, and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Form S-8 (Part II hereof), taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE
REGISTRATION STATEMENT

Item 3.	Incorporation of Certain Documents by Reference

     The following documents of the Company filed with the Commission are incorporated herein by reference:

(a)	The Company’s Registration Statements on Form S-8 filed with the Commission on July 31, 2002, November 15, 2001 and October 5, 1999 (Registration Numbers 333-97405, 333-73400 and 333-88435, respectively);

(b)	The Company’s Annual Report on Form 10-K for its fiscal year ended December 31, 2002, filed with the Commission on March 12, 2003;

(c)	The Company’s Quarterly Report on Form 10-Q for its quarter ended March 31, 2003, filed with the Commission on May 2, 2003;

(d)	The Company’s Current Report on Form 8-K filed with the Commission on May 1, 2003;

(e)	The description of the Company’s Common Stock contained in the Company’s Registration Statement on Form 8-A filed with the Commission on June 28, 1999 and as subsequently amended, and any other amendment or report filed for the purpose of updating such description; and

(f)	The description of the Company’s Preferred Stock Purchase Rights contained in the Company’s Registration Statement on Form 8-A filed with the Commission on May 10, 2001, and any amendment or report filed for the purpose of updating such description.

     All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document, all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or amended, to constitute a part of this Registration Statement.

Item 6.	Indemnification of Directors and Auditors

Under Section 145 of the Delaware General Corporation Law, the Company has broad powers to indemnify its directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act. The Company’s Bylaws provide that the Company will indemnify its directors and executive officers and may indemnify other officers to the fullest extent permitted by law. Under its Bylaws, indemnified parties are entitled to indemnification for negligence, gross negligence and otherwise to the fullest extent permitted by law. The Bylaws also require the Company to advance litigation expenses in the case of stockholder derivative actions or other actions, against an undertaking by the indemnified party to repay such advances if it is ultimately determined that the indemnified party is not entitled to indemnification.

In addition, the Company’s Certificate of Incorporation provides that, pursuant to Delaware law, its directors shall not be liable for monetary damages for breach of the directors’ fiduciary duty of care to the Company and its stockholders. This provision in the Certificate of Incorporation does not eliminate the duty of care, and in appropriate circumstances equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the directors’ duty of loyalty to the Company for acts or omissions not in good faith or involving intentional misconduct, for knowing violation of law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision also does not affect a director’s responsibilities under any other law, such as the federal securities laws or state or federal environmental laws.

The Company has entered into separate indemnification agreements with each of its directors and officers. These agreements require the Company, among other things, to indemnify such director or officer against certain expenses (including attorneys’ fees), judgments, fines and settlement amounts paid by such individual in connection with any action, suit or proceeding arising out of such individual’s status or service as a director or officer of the Company (subject to certain exceptions), and to advance expenses incurred by such individual in connection with any proceeding against such individual with respect to which such individual may be entitled to indemnification by the Company. The Company believes that its Certificate of Incorporation and Bylaw provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers.

The Company maintains a policy providing directors’ and officers’ liability insurance, which insures directors and officers of the Company in certain circumstances with a liability limit of $20,000,000 per claim and in the aggregate, subject to varying retentions. This coverage is on a claims made basis.

Item 8.	Exhibits

     See the attached Exhibit Index at page 6.

SIGNATURES

     Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Emeryville, State of California, on May 14, 2003.

By:	-s- A. George (Skip) Battle
A. George (Skip) Battle Chief Executive Officer

POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints A. George (Skip) Battle and Steven J. Sordello, and each of them, acting individually and without the other, as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments, exhibits thereto and other documents in connection therewith) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, and each of them individually, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

-s- A. George (Skip) Battle
A. George (Skip) Battle	Chief Executive Officer and Director (Principal Executive Officer)	May 14, 2003

-s- Steven J. Sordello
Steven J. Sordello	Chief Financial Officer (Principal Financial Officer)	May 14, 2003

-s- Scott T. Bauer
Scott T. Bauer	Vice President and Corporate Controller (Principal Accounting Officer)	May 14, 2003

-s- David S. Carlick
David S. Carlick	Director	May 14, 2003

-s- Joshua C. Goldman
Joshua C. Goldman	Director	May 14, 2003

-s- Garrett Gruener
Garrett Gruener	Director	May 14, 2003

-s- James D. Kirsner
James D. Kirsner	Director	May 14, 2003

Geoffrey Y. Yang	Director	May , 2003

EXHIBIT INDEX

Exhibit
Number	Description of Exhibit

4.1	Ask Jeeves, Inc. 1999 Equity Incentive Plan (Composite Plan Documents reflecting amendments through April 4, 2003).

4.2(1)	1999 Employee Stock Purchase Plan, as Amended through May 25, 2000.

5	Opinion of O’Melveny & Myers LLP.

23.1	Consent of Ernst & Young LLP (consent of independent auditors).

23.2	Consent of O’Melveny & Myers LLP (included in Exhibit 5).

24	Power of Attorney. Reference is made to page 5 of this Registration Statement.

(1)	Previously filed as an Exhibit to the Registrant’s Form S-8 (Filing No. 333-73400) filed with the Commission on November 15, 2001 and incorporated herein by this reference.